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                                                                     EXHIBIT 99



FLEXTRONICS INTERNATIONAL LTD. ANNOUNCES PRICING OF APPROXIMATELY $650 MILLION OF SENIOR NOTES IN PRIVATE OFFERING


SINGAPORE, JUNE 27, 2000 -- Flextronics International Ltd. (NASDAQ: FLEX), a leading electronics manufacturing services provider offering global multinational companies complex manufacturing services throughout the world, today announced that it has entered into an agreement to sell a total of $645 million gross proceeds through a private offering of senior notes, consisting of $500 million aggregate principal amount of 9.875% Senior Notes due 2010 and E 150 million aggregate principal amount of 9.75% Senior Notes due 2010, in accordance with Securities and Exchange Commission Rule 144A and Regulation S. The offering is expected to close on June 29, 2000. Flextronics intends to use the net proceeds from the offering to refinance existing indebtedness, fund the further expansion of its business, including additional working capital and capital expenditures, and for other general corporate purposes.


The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.


This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.


ABOUT FLEXTRONICS

Flextronics International Ltd. is a global provider of a full spectrum of advanced electronics manufacturing services. Its OEM customers include leaders in fast-growing telecommunications and networking, consumer electronics and computer industries where innovation, time-to-market, product miniaturization and cost reduction are paramount.


FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements including statements related to the private offering of senior notes. The matters discussed in this press release involve risks and uncertainties described from time to time in Flextronics' filings with the Securities and Exchange Commission. Flextronics does not assume any obligation to update the forward-looking information contained in this press release.


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